August 7, 2009

American Scientific Resources, Inc.
83 South Putt Corners Road
New Paltz, NY 12561

Attn: Dr. Christopher Tirotta, President & Chief Executive Officer

Dear Dr. Tirotta:

Knightsbridge Holdings, LLC, ("Knightsbridge") is pleased to be retained on the terms and conditions set forth in this letter of engagement ("Engagement Letter") as a consultant to your company, American Scientific Resources, Inc. (the "Company"), collectively (the “Parties”).

1.	Services: For the Term of Engagement and with your general knowledge and consent, we agree to provide the following:

* Obtain for the Company a subordinated debt facility (504) in the amount of up to 1 Million Dollars.  The disbursements shall be based upon milestones to be discussed with the Company and set by the Lender.  Knightsbridge shall deliver a term sheet on commercially acceptable terms for such facility within 5 business days from the execution of this Agreement.

2.	Term of Engagement. The Engagement shall be effective for a period of twelve (12) months commencing on the date first appearing above (the "Term of Engagement").

3.
Compensation.  In consideration for the services rendered by Knightsbridge to the Company pursuant to the Engagement and throughout the Term of Engagement, the Company shall compensate Knightsbridge as follows:

3.1
Financing Transactions (Knightsbridge Introduction).  For purposes of any Transactions involving any Financing Source or entity originally introduced directly or indirectly to the Company by Knightsbridge, and whether occurring during the Term of Engagement or during a period ending one (1) year following Termination, Compensation shall be payable to Knightsbridge upon the closing thereof in the amount of 4% of the consideration received by the Company.  Consideration shall include any type of benefit to the Company which can be quantified.

3.2
Equity-Based Compensation.  Company and Knightsbridge agree that upon the initial close of a Transaction, Knightsbridge shall receive Pro-Rata common shares of the Company up to 200,000 Common Shares for every One Million of Consideration received by the Company. The shares owned by Knightsbridge shall have piggyback registration rights and carry full ratchet anti-dilution provisions for one year from the date of issuance with quarterly look backs during this period.

4.
Role of Finder.  In connection with any Financing Transactions hereunder, the Company acknowledges that Knightsbridge is not a registered broker-dealer under Section 15A of the U.S. Securities Exchange Act of 1934, or any similar state law, and that Knightsbridge cannot, and shall not be required hereunder to, engage in the offer or sale of securities for or on behalf of the Company.  While Knightsbridge has preexisting relationships and contacts with various investors, registered broker-dealers and investment funds, Knightsbridge's participation in any actual or proposed offer or sale of Company securities shall be limited to that of an advisor to the Company and, if applicable, a "finder" of investors, broker-dealers and/or funds. The Company acknowledges and agrees that the solicitation and consummation of any purchases of the Company's securities shall be handled by the Company or one or more NASD member firms engaged by the Company for such purposes.

5.
Reliance by Knightsbridge on Accuracy of Information; 12(b)5 Representation.  The Company recognizes and acknowledges that, in advising the Company and in fulfilling the Engagement hereunder, Knightsbridge will use and rely on data, material and other information furnished to Knightsbridge by the Company.  The Company agrees that Knightsbridge may do so without independently verifying the accuracy or completeness of such data, material or other information.  The Company represents and warrants that any such data, material or information shall be true and accurate and shall not, as of the time communicated, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

6.
Indemnification.  Each party (an "Indemnifying Party") hereby agrees to indemnify and hold the other party and its respective affiliates, directors, officers, employees and agents (collectively, the "Indemnified Parties") harmless from, and to reimburse each of the Indemnified Parties for, any loss, damage, deficiency, claim, obligation, suit, action, fee, cost or expense of any nature whatsoever (including, but not limited to, reasonable attorney’s fees and costs) arising out of, based upon or resulting from any breach of any of the representations, warranties, covenants, agreements or undertakings of the Indemnifying Party contained in or made pursuant to this Engagement Letter.

7.	Miscellaneous.

(a)
This Engagement Letter constitutes the entire agreement and understanding of the parties hereto, and supersedes any and all previous agreements and understandings, whether oral or written, between the parties with respect to the matters set forth herein.

(b)
Any notice or communication permitted or required hereunder shall be in writing and shall be deemed sufficiently given if hand-delivered via courier or overnight service or sent (i) postage prepaid by registered mail, return receipt requested, to the respective parties corporate address.

(c)	The Engagement Letter shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors, legal representatives and assigns.

(d)
The Company represents that it has the power to enter into this Engagement Letter and to carry out its obligations hereunder.  This Engagement Letter constitutes the valid and binding obligation of the Company and is enforceable in accordance with its terms.  The Company further represents that this Engagement Letter does not conflict with or breach any agreement to which it is subject or by which it is bound.

(e)
This Engagement Letter may be executed in any number of counterparts, each of which together shall constitute one and the same original document, each of which together shall constitute one and the same original document.

(e)	No provision of this Engagement Letter may be amended, modified or waived, except in writing signed by all of the parties hereto.

(g)
This Engagement Letter shall be construed in accordance with and governed by the laws of the State of Florida, without giving effect to its conflict of law principles.  The parties hereby agree that any dispute which may arise between them arising out of or in connection with this Engagement Letter shall be adjudicated before a court located in Dade County Florida, and they hereby submit to the exclusive jurisdiction of the courts of the State of Florida located in Dade County, Florida and of the federal courts in the Southern District of Florida with respect to any action or legal proceeding commenced by any party.  Company agrees to waive a trial by jury for any dispute requiring adjudication before a court of law.

(h)
The Company hereby acknowledges that it shall bear the burden of proof in any action or proceeding involving a claim by Knightsbridge to any Additional Compensation due hereunder arising out of any Compensable Event involving a third party claimed by Knightsbridge to have been originally introduced to the Company by Knightsbridge.

If the foregoing correctly sets forth the understanding between Knightsbridge and the Company with respect to the foregoing, please so indicate by signing in the place provided below, at which time this Engagement Letter shall become a binding agreement.

KNIGHTSBRIDGE HOLDINGS, LLC.

By:
Alyce B. Schreiber
Managing Member

Accepted and Agreed:

AMERICAN SCIENTIFIC RESOURCES, INC.

By:
Name:     Dr. Christopher Tirotta
Title:       President & CEO

Date:  8/21/09